Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 26th day of July, 2006, by and between Philip F. Otto (“Executive”) and Optical Communication Products, Inc., a Delaware corporation (“Company”).

RECITALS:

1.        The Company wishes to employ Executive as its President and Chief Executive Officer.

2.	Executive wishes to be employed in such capacity.

COVENANTS:

In consideration of the recitals and mutual covenants contained herein, the parties agree that:

1.        The Company will employ Executive to serve as its President and Chief Executive Officer, and Executive hereby accepts such employment, all subject to the terms and provisions of this Agreement. Executive represents that he is legally free to enter into this Agreement and that it does not conflict with any of his duties or obligations to any other person or entity and that he is not in any way restricted by any duties or obligations to any other person or entity from contributing his full knowledge and talents to the Company in performing his duties hereunder.

2.        Executive shall be an at-will employee who may resign or be terminated by the Company at any time, with or without cause. Nothing in this Agreement shall give Executive the right to continued Company employment. Executive’s at-will status only can be altered by a written document signed by a duly authorized Company executive and Executive that specifically states that it is altering Executive’s at-will status.

3.        During employment under this Agreement, the Company agrees to compensate Executive with a base salary of not less than $350,000 per year (the “Base Salary”) from which the Company shall withhold and deduct all applicable federal, state and local income, social security and disability taxes and other amounts as required or permitted by applicable laws. Executive’s Base Salary for the Company’s 2008 fiscal year shall be reviewed by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) and may be increased effective October 1, 2007; Executive’s Base Salary shall be reviewed annually thereafter and shall be established by the Board or the Compensation Committee, but in no event shall Executive’s Base Salary be reduced below $350,000 per year. Such compensation shall be payable every two weeks or on such other basis as the Company may establish for the payment of Base Salary for its executive officers.

4.        As soon as administratively practicable after the date of this Agreement, the Company will pay Executive a $25,000 signing bonus, less deductions.

5.        The Company shall pay the Executive a guaranteed bonus equal to 70% of the Base Salary it pays him between the date of this Agreement and September 30, 2006, at the same time it pays the Executive the Base Salary underlying the bonus. With respect to each Company fiscal year commencing on or after October 1, 2006, Executive shall have the opportunity to earn a bonus (the “FY Bonus”), with a target of 70% of the Base Salary and a maximum bonus of 105% of the Base Salary (the “Maximum Bonus”), based on the policies and the achievement of performance objectives as may be established from time to time by the Board or a committee thereof. The actual amount of the FY Bonus that may become payable (which may be $0 but not more than the Maximum Bonus), shall be determined by the Board or the Board’s Compensation Committee in its reasonable discretion, subject to the terms and conditions of this Agreement, taking into account the achievement of any Board established performance objectives that it deems appropriate.

The Executive shall not earn any portion of the FY Bonuses unless the Executive is employed by the Company on the last day of the applicable fiscal year. If payable, the FY Bonuses shall be paid to Executive within 30 days of the finalization of the Company’s audited financial statements with respect to such fiscal year, but in no event later than the February 15 first following the end of such Company fiscal year.

6.        a.        On the date of this Agreement, the Company shall grant to Executive a non-qualified option to purchase 500,000 shares, with a per-share exercise price equal to the fair market value of the Company’s common stock as of the date of grant (the “Option”); the terms and conditions of the Option shall be governed by the Company’s 2000 Stock Incentive Plan (the “2000 SIP”), as it may be amended from time to time, and by a separate stock option agreement executed by the Company and Executive which shall evidence the Option grant and shall be substantially in the form attached hereto as Appendix A.

b.        In addition, the Company shall seek shareholder approval to grant Executive an additional non-qualified option to purchase 1,500,000 shares, with a per-share exercise price equal to the fair market value of the Company’s common stock on the date of grant. The date of grant shall be the date of shareholder approval. The option shall be subject to terms and conditions similar to those of the Option and shall be evidenced by a separate stock option agreement executed by the Company and Executive substantially in the form attached hereto as Appendix B. In the event that the shareholders do not approve the grant, the Company and Executive shall negotiate in good faith in an effort to structure an alternative, substantially economically equivalent incentive arrangement.

c.         Notwithstanding anything to the contrary in this Agreement, the terms or conditions of the Company’s 2000 SIP or any stock option agreement or any other document or agreement, if the Company’s Board determines in good faith that the Executive’s fraud or gross negligence directly or indirectly results in the Company issuing a financial restatement, Executive shall irrevocably forfeit all options, restricted shares and bonuses that were made or vested during the period to which the financial restatement relates, and shall pay to the Company an amount equal to any cash proceeds he received that were directly attributable to any such Company option or restricted share grants or Company-paid bonuses within 30 days of any such restatement.

d.        If there is a Corporate Transaction (as defined in the 2000 SIP, as in effect as of the date of this Agreement), and by the expiration of 10 days following such Corporate Transaction (A) Executive has not been offered a position (with at least the base salary and bonus potential in effect immediately prior to the Corporate Transaction) with the surviving company or the Company successor (as the case may be) (a “Comparable Position”), (B) the Executive is offered a Comparable Position outside of California and the Executive declines such position, (C) Executive’s employment with the Company is terminated without cause solely because of the Corporate Transaction, or (D) Executive’s Options are not assumed by the surviving company or the Company successor (as the case may be), Executive’s Options will become fully vested. In the event that the Executive (1) does not accept employment with the surviving company or the Company successor (as the case may be); and (2) clause (A) or (B) above cause the full-vesting of Executive’s stock options, for a period of 12 months, commencing with the first day of the month commencing at least 65 days following Executive’s termination of employment, the Company shall pay the Executive 12 months of Base Salary in the form of salary continuation and shall pay for 12 months of any COBRA continuation coverage properly elected by the Executive under the Company’s benefit plans; provided Executive signs a general release in the form prescribed by the Company within 50 days following his termination of employment. The benefits and amounts described in this paragraph shall be made in lieu of any benefits or amounts otherwise available under Section 16(a), (b), or (c).

7.        Executive shall have the same responsibilities normally inherent in the position of Chief Executive Officer and President in companies of similar size and character. Executive agrees to perform such additional responsibilities and duties as may be assigned to him from time to time by the Board, and agrees to devote his entire working time, attention and energies to the business of the Company. So long as such activities do not interfere with or prevent Executive from fulfilling his duties as Chief Executive Officer and President, Executive shall not be precluded from activities in professional societies, serving on the board of directors of Warrington Sources, Inc., lecturing or writing in areas of his professional expertise, for reasonable periods and Executive shall be entitled to retain honoraria, publication royalties and similar compensation paid as a result of such activities.

8.        During employment under this Agreement, Executive shall be entitled to participate in all employee benefit plans (including any medical, dental, healthcare reimbursement, long term disability, or life insurance plans) that generally are available from time to time to senior Company executives, subject to the terms and conditions of any such plan, except to the extent such participation in any plan would, in the opinion of the Board, alter the intended tax treatment of such plan. Executive acknowledges and agrees that the Board may at any time, in its discretion, terminate or modify any such benefit plan. Executive shall be entitled to reimbursement by the Company for such customary, ordinary, and necessary business expenses as he incurs and actually pays in the performance of his Company duties. All expenses as described in this paragraph will be reimbursed only on presentation by Executive of such documentation as may be reasonably be required by the Company.

9.        For a period of 18 months immediately following the termination of Executive’s employment with the Company and the concurrent or subsequent sale or other disposition by Executive of all of Executive’s shares of stock in the Company, Executive agrees to refrain from carrying on a business (within any city or cities and county or counties in which Company has done and continues to do business) that designs, manufactures or sells fiber optic subsystems or modules for metropolitan area, local area or storage area networks or that provides testing or other services that relate to fiber optics subsystems or modules for metropolitan, local area, or storage area networks.

10.      As a condition of employment under this Agreement, Executive shall execute the “Proprietary Rights and Confidentiality Agreement” attached hereto as Appendix C and made a part hereof by this reference. The Executive’s obligations under Appendix C shall survive the termination of this Agreement indefinitely.

11.      During employment under this Agreement, Executive will undertake no planning for or organization of any business activity competitive with the Company’s actual or contemplated business, and Executive will not combine or conspire with other employees of the Company for the purpose of organizing any such competitive business activity. Executive represents that he has no confidentiality obligations whatsoever to any previous employer that could potentially interfere with his complete and faithful performance of services to the Company or that relate to the business or proposed business of the Company.

12.      Executive recognizes that he has (and will continue to have) access to and knowledge of confidential and proprietary information of the Company or its customers, including information that is essential to the performance of his duties under this Agreement. Except as required by law, Executive shall not, during or after his employment with the Company, disclose such information, in whole or part, to any person, firm, corporation, association, or other entity (other than (i) to, or as directed by, the Company or (ii) during his employment by the Company, as he shall reasonably determine to be in the best interests of the Company) for any reason or purpose whatsoever or use such information for his own or another’s purposes, unless and until such information has become generally known to the public (other than by reason of Executive’s breach of this paragraph). Executive agrees to hold as the Company’s property, all memoranda, books, papers, letters, and other data that in any way relate to the Company’s actual or proposed business and affairs, whether made by him or otherwise coming into his possession and, on termination of his employment or on demand of the Company at any time, to deliver the same to the Company. The promises set forth in this paragraph shall survive the termination of Executive’s employment or the expiration or termination of this Agreement indefinitely.

13.      Executive agrees to execute any and all documents and take any and all other actions necessary or desirable for the assignment to the Company of all of his interests in any patents or patentable ideas developed by him, alone or in conjunction with others, in the course of his Company employment.

14.      The parties hereto agree and acknowledge that many of the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of failure of Executive to abide by its terms and conditions, nor will money damages adequately compensate for such injury. It is, therefore, agreed between the parties that in the event of breach by Executive of Executive’s agreement contained in Paragraphs 9, 10, 11, 12, or 13 of this Agreement, the Company shall have the rights, among other rights, to damages sustained thereby and to a preliminary or permanent injunction to restrain Executive from the prohibited acts. Executive agrees that this paragraph, and Paragraphs 9, 10, 11, 12, or 13 as and to the extent referred to in this paragraph, shall survive the termination of his employment for a period of eighteen months or the period so specified in the relevant paragraph, whichever is longer. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to the Company.

15.      a.       This Agreement and Executive’s employment with the Company shall terminate on Executive’s death.

b.        If Executive shall be prevented from substantially performing any of his material duties hereunder by reason of any physical or mental incapacity or disability, for a period of more than 120 days in the aggregate in any twelve-month period or is likely to be prevented from doing so as determined by an independent licensed physician selected by the Company, then, to the extent permitted by law, this Agreement and Executive’s employment with the Company shall terminate on the earlier of such 121st day or the date of such physician determination The Executive shall submit to examination by such independent licensed physician within 7 days of request by the Board.

c.        The Company may immediately terminate this Agreement and the Executive’s employment if, in the reasonable opinion of the Board, (i) Executive breached or neglected the duties that he is required to perform under this Agreement; (ii) committed any material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) was guilty of gross carelessness or misconduct; (iv) failed to obey the lawful direction of the Board; or (v) acted in any way that had a direct, substantial, and adverse effect on the Company’s reputation or business; provided that the Company shall give Executive notice of its finding prior to terminating Executive’s employment under clause (i) or (iv) and, if the matter is such as to permit cure in the reasonable judgment of the Board, Executive shall have a reasonable period of time, not to exceed 30 days, to avert termination by curing the grounds for such termination.

d.        The Executive may terminate this Agreement and his employment at any time on 30 days written notice at any time and for any or no reason.

e.         Notwithstanding anything to the contrary in this Agreement, this Agreement and Executive’s employment with the Company are terminable by the Company on 30 days written notice at any time and for any or no reason.

16.      On termination of this Agreement and Executive’s employment with the Company for any reason whatsoever, Executive shall be deemed to have resigned from all offices then held with the Company or its affiliates. The Company shall have no further obligation to pay Executive (or his heirs or his estate) any compensation or benefits whatsoever following the termination of this Agreement, except for (i) accrued but unpaid compensation, (ii) accrued but unpaid benefits, (iii) expenses properly and actually incurred in accordance with

Paragraph 8 prior to the date of termination but not yet reimbursed; and (iv) amounts specifically set forth in Paragraph 16(a), (b), or (c).

a.         If this Agreement and the Executive’s employment is terminated pursuant to Paragraph 15(a): (i) the Company shall pay to the Executive’s estate an amount equal to the additional Base Salary that the Executive would have earned in the month of his death, had he not died, and (ii) as provided in the Stock Option Agreements, Executive’s personal representative, or other individual entitled to exercise Executive’s Options under the terms of the 2000 SIP, shall be entitled to exercise Executive’s Options.

b.        If this Agreement and the Executive’s employment is terminated pursuant to Paragraph 15(b): (i) the Company shall pay to the Executive, as salary continuation, the additional Base Salary that the Executive would have earned in the month of his termination, had he not been terminated (but only to the extent that such amounts do not duplicate other amounts Executive is entitled to receive (e.g., on account of short or long-term disability insurance)), and (ii) as provided in the Stock Option Agreements, Executive’s personal representative, or other individual entitled to exercise Executive’s Options under the terms of the 2000 SIP, shall be entitled to exercise Executive’s Options. This provision shall not restrict any rights Executive has to benefits under an ERISA-governed employee benefit plan or reimbursement for accrued expenses.

c.         If this Agreement and the Executive’s employment is terminated for a reason other than as described in Paragraph 15(a), (b), (c), or (d), for a period of 18 months, commencing with the first day of the month commencing at least 65 days following Executive’s termination of employment, the Company shall pay the Executive 18 months of Base Salary in the form of salary continuation and shall pay for 18 months of any COBRA continuation coverage properly elected by the Executive under the Company’s benefit plans; provided Executive signs (and does not revoke) a general release in the form prescribed by the Company within 50 days following his termination of employment.

17.      Executive agrees that his payments and benefits under this Agreement and all other contracts, arrangements or programs shall not, in the aggregate, exceed the maximum amount that may be paid to him without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, his benefits shall be cut back in the order designated by the Company. If an amount in excess of the limit set forth in this paragraph is paid to him, Executive will repay the excess amount to the Company on demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B). The Company and Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Executive receives. Similarly, Executive agrees that, to the extent payments or benefits under this Contract or any other contract, arrangement or program would not be deductible under Internal Revenue Code Section 162(m) if made or provided when otherwise due, they shall be made or provided later, immediately after Section 162(m) ceases to preclude their deduction, with interest thereon at the rate provided in Section 1274(b)(2)(B). If the making of any payment under this Agreement or all other contracts, arrangements or programs would result in the imposition of excise taxes under Section 409A of the Internal Revenue Code, and the imposition of such excise taxes can be avoided by delaying payment, any such payment shall be delayed until the first date on which such payment can be made without the imposition of such excise taxes. Executive has been advised by the Company to seek his own legal and accounting advice with respect to the tax consequences of payments and benefits under this Agreement and agrees never to assert any claim based on the tax consequences of any such payment or benefit.

18.      This Agreement and the documents referred to herein contain the entire agreement of the parties relevant to the subject matter hereof, and supersede the “Employment Agreement” dated April 3, 2006 between the Company and Executive. This Agreement may be amended only by a written document signed by the Company and the Executive.

19.      This Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws), the principal place of business of the Company.

20.      If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way. Without limiting the generality of the foregoing, if any provision of this Agreement is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the parties hereto agree that the court or other entity making such determination shall have the power to reduce the duration and geographic area of such provision to the extent required so that, in its reduced form, such provision is enforceable.

21.      The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any right shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

22.      All notices provided for herein shall be in writing and shall be deemed to have been given when delivered personally, or 3 business days following deposit in the United States mail, registered or certified, postage prepaid, or 1 business day following delivery to an overnight courier guaranteeing next-day delivery, addressed as follows:

To:	Optical Communication Products, Inc. 6101 Variel Avenue Woodland Hills, California 91367 Attention: Chairman of the Board

To:	Philip F. Otto at the most recent address set forth in the Company’s payroll records or at such other addresses as either such party may from time to time designate in writing.

23.      This agreement is personal to Executive and he may not assign or delegate any of his rights or obligations hereunder without first obtaining the written consent of the Company.

24.      With the exception of matters arising under Paragraph 14 of this Agreement, any controversy between the Company and Executive or between any employee of the Company and Executive including, but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by binding arbitration. The arbitration will be conducted by an impartial arbitrator experienced in employment law (selected from the JAMS panel of arbitrators) in accordance with JAMS’ then-current employment arbitration rules, if any (except as otherwise provided in this Agreement).

a.        The arbitrator shall be selected as follows: JAMS shall give each party a list of 11 arbitrators drawn from its panel of employment dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of both parties, that individual shall be designated as the arbitrator. If more than one common name remains on the lists of both parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of both parties, JAMS shall furnish an additional list and the process shall be repeated. If no arbitrator has been selected after two lists have been distributed, then the parties shall strike alternately from a third list, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the arbitrator. Striking decisions must be made and communicated to the other party and JAMS within 10 calendar days after the date of the transmittal communication relaying the arbitrators remaining for selection. In the event a party does not make a timely strike, the other party may select the arbitrator from the names remaining.

b.        The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations. The Company will pay any filing fee and the fees and costs of the arbitrator, unless the Executive initiates the claim, in which case the Executive only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in California. Each of the parties to the arbitration shall be responsible their own attorneys’ fees and costs; however, the arbitrator may award attorneys’ fees to the prevailing party, if permitted by applicable law.

c.        This arbitration agreement does not prohibit either party from filing a claim with an administrative agency, nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in the city in which the Executive was last employed by the Company, unless the parties agree otherwise in writing. This Paragraph 25 shall survive the termination of this Agreement indefinitely.

25.      The Company may withhold from any payments made under this Agreement all amounts permitted or required to be withheld by applicable law, including but not limited to federal, state and local income, employment and social insurance taxes.

26.      This Agreement shall inure to the benefit of and be binding on the heirs, successors and assigns of the parties hereto.

EXECUTIVE: /s/ Philip F. Otto Philip F. Otto

OPTICAL COMMUNICATION PRODUCTS, INC. By: /s/ Muoi Van Tran Title: Chairman of the Board